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                                                                    EXHIBIT 99.6


PERSONAL & CONFIDENTIAL

November 4, 1999

Chris Tyler, Managing Director & CEO
Solution 6 Holdings
Level 18, Town House Hall
456 Kent Street
Sydney NSW 2000 Australia

Dear Chris:

     With respect to the fact that Solution 6 Holdings, the Potential Buyer Company ("PBC"), may be interested in pursuing a transaction with Elite Information Group, Inc., ("ELEPHANT" or "the Company"), ELEPHANT has authorized its financial advisor, Volpe Brown Whelan & Co., ("VBW&Co") to furnish you with certain financial, marketing, organizational, technical and other information related to ELEPHANT (herein collectively referred to as the "Confidential Information"). Confidential Information includes not only written information but also information transferred orally, visually, electronically or by any other means. In consideration of the disclosure of the Confidential Information to you, you and ELEPHANT agree as follows:

     It is agreed that any information the Company, its agents (including VBW&Co), its affiliates and its affiliates' agents disclose verbally or in writing to PBC, concerning ELEPHANT is being disclosed solely for the purpose of enabling PBC to evaluate ELEPHANT in order to determine whether PBC wishes to purchase ELEPHANT.

     The Confidential Information has been and will be obtained from the records of ELEPHANT which the Company believes to be accurate. Certain portions of the Confidential Information may contain estimates and projections which were developed for the Company's internal use only; nevertheless, the Company is prepared to provide this Confidential Information to PBC based upon the capability of the PBC to analyze such information. However, neither the Company, its agents (including VBW&Co), its affiliates and its affiliates' agents make any representation as to the completeness or accuracy of the Confidential Information, including any estimates or projections, and the Company assumes no responsibility or liability for the conclusions that PBC may derive from it. PBC hereby waives any and all claims and causes of action against the Company, its agents (including VBW&Co), its affiliates and its affiliates' agents for damages or other relief caused by or arising from the incompleteness or inaccuracy of any of the Confidential Information.

     The amount of information disclosed shall be at the Company's discretion or as mutually agreed and all such disclosures shall be made on a confidential basis under the following terms and conditions:

          1. PBC shall refrain from using the Confidential Information except for the purposes set forth above and, except as otherwise provided herein, PBC shall not directly or indirectly for its benefit or the benefit of others disclose the Confidential Information to others for a period of three (3) years from the date of this agreement. The obligations in the preceding sentence shall not apply, however, to Confidential Information which (a) is or becomes generally available to the public through no act or failure to act by PBC, (b) was already known to PBC on a non-confidential basis prior to such disclosure, which knowledge can be verified by adequate documentation, or (c) is subsequently disclosed to PBC on a non-confidential basis by a third party not having a confidential relationship with the Company or our affiliates with respect to such Confidential Information. In addition, without the prior written consent of the Company, neither PBC nor any of its affiliates, attorneys or accountants will disclose either the fact that discussions or negotiations are taking place concerning a possible transaction with the Company or any of the terms, conditions or other facts with respect to such transaction, except as may be required by applicable law or regulation or by the rules of any exchange upon which PBC's equity securities are listed.

          2. The Confidential Information shall be revealed only to those of PBC employees, attorneys, accountants and financial advisors (including their support personnel) or to those of PBC's parent company, subsidiaries (excluding CMS/Data Corp.) or affiliates whose knowledge of the Confidential
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     Information is required for PBC to make an appropriate evaluation of
     ELEPHANT and who shall assume the same obligations as PBC under this agreement. In addition, PBC agrees not to disclose the Confidential Information or any other information pertaining to these discussions to employees of the PBC's recently acquired subsidiary, CMS/Data Corp. PBC shall be responsible for any breach of this agreement by any of these persons or entities. The above notwithstanding, the Company shall be entitled to additionally limit the disclosure of certain of the Confidential Information to those PBC employees identified by name and job description or to identified groups of PBC employees falling within certain job descriptions. In such case, PBC agrees to cause such limits to be observed provided the Company has notified PBC of such limits in advance of any disclosure to which they apply.

          3. PBC shall assume full responsibility for all conclusions PBC derives from the Confidential Information and neither the Company, its agents (including VBW&Co), its affiliates and its affiliates' agents shall have any liability with respect thereto.

          4. Upon the completion of PBC's evaluation or at the Company's request, written documents in PBC's possession or in the possession of PBC's attorneys and accountants containing the Confidential Information will either be destroyed by PBC or returned to the Company. In addition, all documents, memorandum, notes and other writings prepared by PBC or PBC's affiliates, attorneys or accountants based upon the Confidential Information will be destroyed. Such destruction shall be certified to the Company in writing by an authorized officer or PBC's legal counsel.

          5. If PBC is required by order of court of competent jurisdiction to disclose any of the Confidential Information, PBC shall provide the Company with prompt notice of such requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this agreement. In no event will PBC disclose Confidential Information which is not required to be disclosed under such court order.

          6. You understand and agree that this agreement is made for the benefit of the Company and no failure or delay by the Company, its respective agents or representatives in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this agreement. You further agree that money damages would not be a sufficient remedy for any breach of this agreement by you, or your employees, directors or representatives, and that the Company, its agents and representatives shall be entitled to specific performance and/or injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for any such breach of this agreement but shall be in addition to all other remedies available at law or in equity.

          7. Nothing in this agreement shall impose any obligation upon you or the Company to consummate a transaction or to enter into any discussion or negotiations with respect thereto. You also understand and agree that no contract or agreement providing for the sale of the Company, or any portion thereof, shall be deemed to exist unless and until a definitive Sale Agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with the sale of the Company, or any portion thereof, unless or until you shall have entered into a definitive Sale Agreement. You also agree that unless and until a definitive Sale Agreement with respect to the acquisition of ELEPHANT, or any portion thereof, has been executed and delivered by you, none of the Board of Directors of the Company, the Company, nor any other affiliate of the Company has any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this agreement or any other written or oral expression with respect to such transaction except, in the case of this agreement, for matters specifically agreed to herein. For purposes of this paragraph the term "definitive Sale Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of any offer or bid on your part. You further understand that
     (i) the Company and VBW&Co shall be free to conduct the process for the sale of the Company, or any portion thereof, as they in their sole discretion shall determine (including, without limitation, negotiating with any of the prospective buyers and entering into a definitive Sale Agreement without prior notice to you or any other person), (ii) any procedures relating to such sale may be changed at any time

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     without notice to you or any other person and (iii) you shall not have any claims whatsoever against the Board of Directors of the Company, the Company, VBW&Co or any other respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to the sale of the company, or any portion hereof (other than those as against the parties to a definitive Sale Agreement with you in accordance with the terms thereof). Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Company, VBW&Co, and PBC, which consent shall specifically refer to this paragraph (or such other provisions) and explicitly make such waiver or amendment.

          8. Without VBW&Co's prior approval, you agree not to contact any employee of the Company concerning your potential interest in a transaction with the Company. All inquiries will be directed through VBW&Co.

          9. The Company does not grant, expressly or by implication, any license or right under any patent, trade secret, copyright or trademark now or hereafter owned or controlled by the Company or its affiliates covering the Confidential Information.

          10. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., without reference to the choice of law principles thereof.

          11. Any assignment of this agreement by PBC without the Company's prior written consent shall be void.

          12. This agreement contains the entire agreement between the parties concerning confidentiality and use of the information and modifications of this agreement or waiver of the terms and conditions hereof shall not be binding upon the parties unless approved in writing by each of the parties' authorized representatives.

          13. This agreement shall also govern Confidential Information disclosed to PBC by the Company's affiliates, agent (including VBW&Co), accountants and attorneys.

          14. PBC agrees that, for a period of two (2) years from the date of this agreement, it and its affiliates and agents will not hire for employment any employee of the Company with whom it or they have had contact or who became known to it or them in connection with the consideration of the proposed transaction with the Company to become an employee or consultant for PBC.

          15. PBC acknowledges that the Confidential Information is being furnished to it in consideration of its agreement that PBC will not propose to the Company or any other person any transaction between you and the Company and/or its security holders or involving any of its securities or security holders unless the Company shall have requested in writing that PBC make such a proposal, and that PBC will not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of the Company or any of the Company's securities, for a period of two years from the date of this letter unless the Company shall have consented in advance in writing to such acquisition. PBC also agrees that the Company shall be entitled to equitable relief, including an injunction, in the event of any breach of the provisions of this paragraph and that it shall not oppose the granting of such relief

     If the Company authorizes PBC to visit clinic or administrative facilities used in ELEPHANT, PBC agrees to observe the same confidentiality and use restrictions provided herein with respect to any technical information and know-how which may come to PBC's attention or be disclosed to PBC's representatives during any such visit, whether through discussion with the Company or affiliate employees, visual inspection or otherwise.

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     If the terms and conditions of this agreement are acceptable to PBC, please so indicate by signing the enclosed duplicate and returning it to ELEPHANT.

                                            ELITE INFORMATION GROUP, INC.

                                            By: /s/ CHRIS POOLE
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                                            Date: 11/11/99
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                                                 Chris Poole
                                                 CEO

AGREED AND ACCEPTED:

SOLUTION 6 HOLDINGS

By: /s/ THOMAS A. MONTGOMERY, CFO
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Date: 11/11/99
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